As filed with the Securities and Exchange Commission on November 19, 2021

Registration No. 333-184506

Registration No. 333-187730

Registration No. 333-195078

Registration No. 333-203094

Registration No. 333-210405

Registration No. 333-217037

Registration No. 333-224052

Registration No. 333-230603

Registration No. 333-237439

Registration No. 333-254945

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-184506

FORM S-8 REGISTRATION STATEMENT NO. 333-187730

FORM S-8 REGISTRATION STATEMENT NO. 333-195078

FORM S-8 REGISTRATION STATEMENT NO. 333-203094

FORM S-8 REGISTRATION STATEMENT NO. 333-210405

FORM S-8 REGISTRATION STATEMENT NO. 333-217037

FORM S-8 REGISTRATION STATEMENT NO. 333-224052

FORM S-8 REGISTRATION STATEMENT NO. 333-230603

FORM S-8 REGISTRATION STATEMENT NO. 333-237439

FORM S 8 REGISTRATION STATEMENT NO. 333-254945

Under

The Securities Act of 1933

Ambarella, Inc.

(Exact name of Registrant as specified in its charter)

Cayman Islands	98-0459628
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3101 Jay Street

Santa Clara, CA 95054

(Address of principal executive offices, including zip code)

2012 Equity Incentive Plan

2021 Equity Incentive Plan

(Full title of the plan)

Feng-Ming Wang

Chief Executive Officer

c/o Ambarella Corporation

3101 Jay Street

Santa Clara, CA 95054

(Name and address of agent for service)

(408) 734-8888

(Telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini

Herbert P. Fockler

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1) (2)	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Ordinary shares, $0.00045 par value per share, under the 2012 Equity Incentive Plan and, to the extent specified herein, the 2021 Equity Incentive Plan	6,834,208	N/A	N/A	N/A

(1)

As described in the “Explanatory Note” below, this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (this “Post-Effective Amendment”) is being filed to provide that up to 6,834,208 shares of the Registrant’s ordinary shares originally registered upon the filing of the Registrant’s (a) Registration Statement on Form S-8 (File No. 333-184506) filed on October 19, 2012, with respect to 1,267,858 shares of the Registrant’s ordinary shares; (b) Registration Statement on Form S-8 (File No. 333-187730) filed on April 4, 2013, with respect to 1,220,398 shares of the Registrant’s ordinary shares; (c) Registration Statement on Form S-8 (File No. 333-195078) filed on April 4, 2014, with respect to 1,297,555 shares of the Registrant’s ordinary shares; (d) Registration Statement on Form S-8 (File No. 333-203094) filed on March 30, 2015, with respect to 1,388,274 shares of the Registrant’s ordinary shares; (e) Registration Statement on Form S-8 (File No. 333-210405) filed on March 25, 2016, with respect to 1,455,001 shares of the Registrant’s ordinary shares; (f) Registration Statement on Form S-8 (File No. 333-217037) filed on March 30, 2017, with respect to 1,501,606 shares of the Registrant’s ordinary shares; (g) Registration Statement on Form S-8 (File No. 333-224052) filed on March 30, 2018, with respect to 1,507,032 shares of the Registrant’s ordinary shares; (h) Registration Statement on Form S-8 (File No. 333-230603) filed on March 29, 2019, with respect to 1,453,659 shares of the Registrant’s ordinary shares; (i) Registration Statement on Form S-8 (File No. 333-237439) filed on March 27, 2020, with respect to 1,521,252 shares of the Registrant’s ordinary shares; and (j) Registration Statement on Form S-8 (File No. 333-254945) filed on April 1, 2021 with respect to 1,599,634 shares of the Registrant’s ordinary shares (collectively, the “Prior Registration Statements”), in each case, for issuance under the Registrant’s 2012 Equity Incentive Plan (the “2012 Plan”), may be issued under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) under the circumstances described in this Post-Effective Amendment.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional ordinary shares of the Registrant that become issuable under the 2021 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding ordinary shares.

(3)

The filing fee for the registration of the offer of shares of the Registrant’s ordinary shares under the 2012 Plan was paid in full upon the filing of the Prior Registration Statements. Pursuant to Securities Act Forms Compliance and Disclosure Interpretation 126.43 published by the Securities and Exchange Commission, no filing fee is required for this Post-Effective Amendment.

EXPLANATORY NOTE

Pursuant to Securities Act Forms Compliance and Disclosure Interpretation 126.43 (“CDI 126.43”) published by the Securities and Exchange Commission (the “Commission”), Ambarella, Inc. (the “Company” or the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the following registration statements on Form S-8 (collectively, the “Prior Registration Statements”) filed by the Company with the Commission:

1)

Registration Statement on Form S-8 (File No. 333-184506) filed on October 19, 2012, with respect to 1,267,858 shares of the Registrant’s ordinary shares to be issued under the 2012 Equity Incentive Plan (the “2012 Plan”);

2)	Registration Statement on Form S-8 (File No. 333-187730) filed on April 4, 2013, with respect to 1,220,398 shares of the Registrant’s ordinary shares to be issued under the 2012 Plan;

3)	Registration Statement on Form S-8 (File No. 333-195078) filed on April 4, 2014, with respect to 1,297,555 shares of the Registrant’s ordinary shares to be issued under the 2012 Plan;

4)	Registration Statement on Form S-8 (File No. 333-203094) filed on March 30, 2015, with respect to 1,388,274 shares of the Registrant’s ordinary shares to be issued under the 2012 Plan;

5)	Registration Statement on Form S-8 (File No. 333-210405) filed on March 25, 2016, with respect to 1,455,001 shares of the Registrant’s ordinary shares to be issued under the 2012 Plan;

6)	Registration Statement on Form S-8 (File No. 333-217037) filed on March 30, 2017, with respect to 1,501,606 shares of the Registrant’s ordinary shares to be issued under the 2012 Plan;

7)	Registration Statement on Form S-8 (File No. 333-224052) filed on March 30, 2018, with respect to 1,507,032 shares of the Registrant’s ordinary shares to be issued under the 2012 Plan;

8)	Registration Statement on Form S-8 (File No. 333-230603) filed on March 29, 2019, with respect to 1,453,659 shares of the Registrant’s ordinary shares to be issued under the 2012 Plan;

9)	Registration Statement on Form S-8 (File No. 333-237439) filed on March 27, 2020, with respect to 1,521,252 shares of the Registrant’s ordinary shares to be issued under the 2012 Plan; and

10)	Registration Statement on Form S-8 (File No. 333-254945) filed on April 1, 2021 with respect to 1,599,634 shares of the Registrant’s ordinary shares to be issued under the 2012 Plan.

On June 17, 2021, the Company’s shareholders approved the 2021 Equity Incentive Plan (the “2021 Plan”), which replaces the 2012 Plan. No future awards will be made under the 2012 Plan.

The number of ordinary shares authorized for issuance pursuant to awards under the 2021 Plan is equal to (a) 1,350,000 ordinary shares of the Company, plus (b) (i) any shares subject to awards granted under the 2012 that, after the date the 2012 Plan is terminated, are cancelled, expire or otherwise terminate without having been exercised in full or are forfeited to or repurchased by the Company due to failure to vest, and (ii) any shares that, as of immediately prior to the termination of the 2012 Plan, have been reserved but not issued pursuant to any awards granted under the 2012 Plan and are not subject to any awards thereunder, with the maximum number of shares to be added to the 2021 Plan pursuant to clause (b) equal to 6,834,208 ordinary shares (clause (b)(i) and (b)(ii) together, the “Carryover Shares”). As of April 1, 2021, the number of ordinary shares subject to awards outstanding under the 2012 Plan was 3,173,986 shares (assuming target level of achievement of the applicable performance goals under outstanding performance-based restricted stock units).

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register the 1,350,000 newly authorized ordinary shares that have become available for offer or sale pursuant to the 2021 Plan, which number does not include the Carryover Shares.

In accordance with CDI 126.43, this Post-Effective Amendment is filed to indicate that the Prior Registration Statements will also cover the issuance of the Carryover Shares under the 2021 Plan (as such shares would no longer be issuable under the 2012 Plan as described above). No additional securities are being registered by this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Ambarella, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021, filed with the Commission on March 31, 2021 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above; and

(3) The description of the Registrant’s ordinary shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-35667) filed with the Commission on September 26, 2012, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated memorandum and articles of association provide for indemnification of directors and officers against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which they may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.

In addition, the Registrant has entered into separate indemnification agreements with its directors and officers, pursuant to which the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer.

The Registrant has purchased and intends to maintain insurance on behalf of each person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1.1	Amended and Restated 2012 Equity Incentive Plan.	10-K	001-35667	10.2.1	March 30, 2017

4.1.2	Form of Stock Option Agreement under 2012 Equity Incentive Plan.	S-1/A	333-174838	10.2.2	September 12, 2012

4.1.3	Form of Restricted Stock Agreement under 2012 Equity Incentive Plan.	S-1/A	333-174838	10.2.3	September 12, 2012

4.1.4	Form of Restricted Stock Unit Agreement under 2012 Equity Incentive Plan.	S-1/A	333-174838	10.2.4	September 12, 2012

4.1.5	Form of Performance Restricted Stock Agreement under 2012 Equity Incentive Plan.	10-K	001-35667	10.2.5	March 30, 2017

4.2.1	Ambarella, Inc. 2021 Equity Incentive Plan.	8-K	001-35667	10.1	June 23, 2021

4.2.2	Form of Stock Option Agreement under 2021 Equity Incentive Plan.

4.2.3	Form of Restricted Stock Unit Agreement under 2021 Equity Incentive Plan.

5.1	Opinion of Maples and Calder (Cayman) LLP, Cayman Islands counsel to the Registrant, regarding the validity of the Ordinary Shares being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Maples and Calder (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Clara, California, on the 19th day of November, 2021.

AMBARELLA, INC.

By:	/s/ Feng-Ming Wang
Feng-Ming Wang
Chairman of the Board of Directors,
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Feng-Ming Wang and John Young, jointly and severally, as his true and lawful attorneys-in-fact and agents with full power of substitution, for him in any and all capacities, to sign the Registration Statement on Form S-8 of Ambarella, Inc., and any or all amendments (including post-effective amendments thereto), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Feng-Ming Wang Feng-Ming Wang	President, Chief Executive Officer, Executive Chairman and Director (Principal Executive Officer)	November 19, 2021

/s/ John Young John Young	Vice President, Finance (Principal Financial and Accounting Officer)	November 19, 2021

/s/ Leslie D. Kohn Leslie D. Kohn	Chief Technical Officer and Director	November 19, 2021

/s/ Chenming C. Hu Chenming C. Hu	Director	November 19, 2021

/s/ Teresa H. Meng Teresa H. Meng	Director	November 19, 2021

/s/ Christopher B. Paisley Christopher B. Paisley	Director	November 19, 2021

/s/ Jeff Richardson Jeff Richardson	Director	November 19, 2021

/s/ Hsiao-Wuen Hon Hsiao-Wuen Hon	Director	November 19, 2021

/s/ Andrew W. Verhalen Andrew W. Verhalen	Director	November 19, 2021

/s/ Elizabeth M. Schwarting Elizabeth M. Schwarting	Director	November 19, 2021

/s/ John Young John Young	(Authorized U.S. Representative)	November 19, 2021